                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 J. Baker, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 J. Baker, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 10, 1997

To the Stockholders of
  J. BAKER, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of J. Baker, Inc. (the "Company") will be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on Tuesday, June 10, 1997, at 9:30 a.m., for the following purposes:

     1. To elect two Class II Directors to serve for a three-year term until the 2000 Annual Meeting and until their respective successors are elected and qualified;

     2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending January 31, 1998; and

     3. To consider and act upon any matters incidental to the foregoing or any other matters which may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 18, 1997 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors

                                            MARK T. BEAUDOUIN
                                            Clerk

Canton, Massachusetts
May 6, 1997

                                   IMPORTANT

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE MEETING.

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 10, 1997

GENERAL INFORMATION

     This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about May 6, 1997. The accompanying proxy is solicited by the Board of Directors of J. Baker, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on June 10, 1997, at 9:30 a.m., and any adjournments or postponements thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and a limited number of employees may assist in the solicitation of proxies by mail, telephone and personal interview without additional compensation.

     When a proxy is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. If a proxy is signed and no instructions are given, the shares will be voted "FOR" the nominees named herein under proposal number 1 and "FOR" proposal number 2 as set forth in the preceding Notice of Annual Meeting, and in the proxies' discretion as to other matters that may properly come before the meeting. The presence of a stockholder at the Annual Meeting will not automatically revoke a stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to the voting thereof on any matter by filing with the Clerk of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Board of Directors has fixed April 18, 1997 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of April 18, 1997, there were 13,893,160 shares of Common Stock, par value $.50 per share ("Common Stock"), of the Company issued and outstanding. Each share is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted for purposes of determining whether a proposal presented to stockholders has been approved.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 1, 1997, with respect to the shares of Common Stock of the Company beneficially owned by
(i) any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each Director of the Company and each of the nominees for election as Director of the Company,
(iii) each of the executive officers named in the Summary Compensation Table beginning on page 13 (the "Summary Compensation Table") and (iv) the current Directors and executive officers as a group.

                                                                         AMOUNT AND
                                                                          NATURE OF
    TITLE                 NAME, AND WITH RESPECT TO OWNERS               BENEFICIAL       PERCENT
  OF CLASS                     OF 5% OR MORE, ADDRESS                   OWNERSHIP(1)      OF CLASS
-------------   ----------------------------------------------------    -------------     --------
Common Stock    State of Wisconsin Investment Board                         744,600(2)       5.4%
$.50 par        P.O. Box 7842
value           Madison, WI 53707

                Merrill Lynch & Co., Inc.                                 2,064,513(3)      14.6%
                World Financial Center, North Tower
                250 Vesey Street
                New York, NY 10281

                Dimensional Fund Advisors, Inc.                             859,272(4)       6.2%
                1299 Ocean Avenue
                11th Floor
                Santa Monica, CA 90401

                FMR Corp.                                                 1,806,520(5)      12.3%
                82 Devonshire Street
                Boston, MA 02109

                Goldman Sachs & Co.                                       1,408,100(6)      10.1%
                85 Broad Street
                New York, NY 10004

                First Pacific Advisors, Inc.                                781,500(7)       5.6%
                11400 West Olympic Boulevard
                Suite 1200
                Los Angeles, California 90064

                Sherman N. Baker                                            345,415(8)       2.5%
                J. Christopher Clifford                                      34,500(9)      *
                Ervin D. Cruce                                               32,500(10)     *
                Nancy Ryan                                                    7,500(11)     *
                Douglas J. Kahn                                               7,500(11)     *
                David Pulver                                                 39,693(12)     *
                Melvin M. Rosenblatt                                         29,000(13)     *
                Stanley Simon                                                35,000(10)     *
                Jerry M. Socol                                              156,607(14)      1.1%
                David A. Levin                                               25,000(11)     *
                Larry I. Kelley                                              33,499(15)     *
                Alan I. Weinstein                                           110,266(16)     *
                Dennis B. Tishkoff                                           28,080(17)     *
                Current Directors and Executive Officers as a Group
                (13 persons)                                                726,528(18)      5.1%

---------------

   * Less than 1%

 (1) Unless otherwise noted each person has sole voting and investment power with respect to such shares.

 (2) Information based solely on Schedule 13G of State of Wisconsin Investment Board dated January 21, 1997. The beneficial owner has reported that it has sole voting and dispositive power with respect to all of such shares.

 (3) Information based solely on Schedule 13G of Merrill Lynch & Co., Inc. filed on behalf of itself and certain of its subsidiaries dated February 14, 1997. Such information indicates that shares are held by Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc. and Princeton Services, Inc. as parent holding companies in accordance with Rule 13d-1(b)(ii)(G) of the Securities Exchange Act of 1934, and by Merrill Lynch Asset Management, L.P. and Fund Asset Management, L.P., as registered investment advisors, and Special Value Fund, Inc., a registered investment company. The Schedule 13G indicates that shares are held as follows: (i) 2,064,513 are held by Merrill Lynch & Co., Inc., which includes 201,510 shares issuable upon conversion of the Company's convertible subordinated debentures; (ii) 2,062,653 are held by Merrill Lynch Group, Inc. and Princeton Services, Inc.; (iii) 994,153 are held by Merrill Lynch Asset Management, L.P. as a result of acting as an investment advisor to one or more investment companies and on behalf of client discretionary investment accounts; (iv) 1,068,500 are held by Fund Asset Management, L.P. as a result of acting as an investment advisor to one or more investment companies and on behalf of client discretionary investment accounts; and (v) 1,068,500 are held by Merrill Lynch Special Value Fund, Inc. The information indicates that each entity has shared voting and dispositive power with respect to such shares.

 (4) Information based solely on Schedule 13-G of Dimensional Fund Advisors, Inc. dated February 5, 1997. Beneficial owners have reported that all of such shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all such shares. Beneficial owners have reported that they have sole voting power with respect to 582,754 shares and sole dispositive power with respect to 859,272 shares.

 (5) Information based solely on Schedule 13G of FMR Corp., Edward C. Johnson, III, Chairman of FMR Corp. and Abigail P. Johnson, Director of FMR Corp. dated February 14, 1997. The beneficial owner has reported that it has sole voting power with respect to 147,596 shares and sole dispositive power with respect to 1,806,520 shares. According to such information, Mr. Johnson, Abigail P. Johnson and various Johnson family members and trusts for the benefit of Johnson family members, through their ownership of voting common stock of FMR Corp. and the execution of a family shareholders' agreement, may be deemed to form a controlling group with respect to FMR Corp. The information indicates that Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,631,638 shares of the Company's Common Stock as a result of acting as investment advisor to several registered investment companies (the "Fidelity Funds"). Such shares include 816,738 shares of the Company's common stock issuable upon the conversion of the Company's convertible subordinated debentures. Each of Mr. Johnson and FMR Corp., through its control of Fidelity and the Fidelity Funds have sole dispositive power over such 1,631,638 shares. Neither Mr. Johnson nor FMR Corp. has sole or shared voting power over such shares, as such power resides with the Board of Trustees of the Fidelity Funds and is carried out by Fidelity under written guidelines established by the Board of Trustees. In addition, such information indicates that Fidelity Management Trust Company ("Fidelity Trust"), a bank and a wholly owned subsidiary of FMR Corp., is the beneficial owner of 174,882 shares of the Company's common stock as a result of its serving as investment manager of certain institutional accounts, all of which shares are issuable upon conversion of the Company's convertible subordinated debentures. Mr. Johnson and FMR Corp., through its control of Fidelity Trust, each has sole dispositive power over all such shares, sole voting power over 147,596 shares and no voting power with respect to 27,286 shares of the Company's common stock owned by the institutional account as reported above.

 (6) Information based solely on Schedule 13G of Goldman Sachs & Co., the Goldman Sachs Group, L.P. and the Goldman Sachs Equity Portfolios, Inc., on behalf of Goldman Sachs Small Cap Equity Fund, dated February 14, 1997. Such information indicates that Goldman Sachs & Company and the Goldman Sachs Group, L.P. share voting and dispositive power with respect to 1,408,100 shares and Goldman Sachs Equity Portfolios, Inc. on behalf of Goldman Sachs Small Cap Equity Fund shares voting and dispositive power with respect to 1,100,400 shares.

 (7) Information based solely on Schedule 13G of First Pacific Advisors, Inc. dated February 12, 1997. The beneficial owner has reported that it has shared voting power with respect to 741,500 shares and shared dispositive power with respect to 781,500 shares.

 (8) Includes currently exercisable options with respect to 37,547 shares.

 (9) Includes 2,000 shares held by a charitable trust of which Mr. Clifford is a trustee and as to which Mr. Clifford disclaims beneficial ownership and currently exercisable options with respect to 22,500 shares.

(10) Includes currently exercisable options with respect to 27,500 shares.

(11) Represents currently exercisable options.

(12) Includes currently exercisable options with respect to 12,500 shares.

(13) Includes 1,000 shares owned by Mr. Rosenblatt's wife as to which Mr. Rosenblatt disclaims beneficial ownership and currently exercisable options with respect to 25,000 shares.

(14) Includes 7,000 shares owned by Mr. Socol's wife as to which Mr. Socol disclaims beneficial ownership and currently exercisable options with respect to 87,357 shares.

(15) Includes currently exercisable options with respect to 32,249 shares and 1,250 shares subject to options which are exercisable within 60 days.

(16) Includes currently exercisable options with respect to 30,653 shares and 3,125 shares subject to options which are exercisable within 60 days.

(17) Includes 320 shares owned by Mr. Tishkoff's wife as to which Mr. Tishkoff disclaims beneficial ownership and currently exercisable options with respect to 8,750 shares.

(18) Includes currently exercisable options with respect to 259,298 shares and 6,375 shares subject to options which are exercisable within 60 days. Includes 806 shares issuable upon the conversion of convertible subordinated debentures.

                              (PROPOSAL NUMBER 1)

                             ELECTION OF DIRECTORS

     Pursuant to Massachusetts law, the Board of Directors of the Company has voted to fix the number of directors at ten. The Board of Directors is divided into three classes of approximately equal size. The members of each class are elected for terms to continue until the annual meeting of stockholders held in the third year following the year of their election and until their respective successors are elected and qualified. Consequently, the term of office of the nominees elected to the Board of Directors at the 1997 annual meeting will continue until the annual meeting of stockholders to be held in 2000 and until their respective successors are elected and qualified.

     The nominees for the two Class II Directors to be voted upon at the meeting are Nancy Ryan and Douglas J. Kahn, current holders of Class II directorships. Stanley Simon, a Director of the Company and its predecessor since 1965 will not be standing for re-election. PROXIES WILL BE VOTED FOR THESE NOMINEES UNLESS OTHERWISE SPECIFIED IN THE PROXY. Management does not contemplate that any of the nominees will be unable to serve, but in such an event, proxies solicited hereby will be voted for the election of another person or persons, if any, to be designated by the Board of Directors.

     The affirmative vote of a plurality of the outstanding shares of the Company's Common Stock present or represented at the Annual Meeting is required for the election of Directors.

     The following table sets forth information regarding Ms. Ryan and Mr. Kahn, the Board of Directors' nominees for election as Directors, as well as information regarding each Director whose term is not to expire until the 1998 or 1999 Annual Meeting of Stockholders.

                                             PRESENT PRINCIPAL EMPLOYMENT AND          DIRECTOR
              NAME                AGE            PRIOR BUSINESS EXPERIENCE              SINCE
--------------------------------- ----  -------------------------------------------    --------
(NOMINEES FOR CLASS II TERM TO EXPIRE IN 2000)

Nancy Ryan.......................   47  Since 1980 President of Pro Media, Inc.,         1995
                                          Prior to 1980, Vice President/Media
                                          Director of S & N Advertising.

Douglas J. Kahn..................   40  Since 1993 President and Chief Operating         1995
                                          Officer of the Royal Home Fashions Division
                                          of Croscill Home Fashions, Inc., Prior to
                                          1993, Senior Vice President -- Merchant
                                          Banking Group, Donaldson, Lufkin and
                                          Jenrette Securities Corporation; Director
                                          of Croscill, Inc.

(CONTINUING DIRECTORS -- CLASS III TERM TO EXPIRE IN 1998)

J. Christopher Clifford..........   51  Since 1986, General Partner of Berkshire         1985
                                          Partners and affiliated partnerships.

Alan I. Weinstein................   54  President and Chief Executive Officer of         1996
                                          the Company since November, 1996 and March,
                                          1997 respectively; Acting President and
                                          Chief Executive Officer since September,
                                          1996; Joined the Company in 1968 and for
                                          the past 27 years has held various senior
                                          level management positions; most recently
                                          served as Senior Executive Vice
                                          President, Chief Financial Officer, Chief
                                          Administrative Officer and Secretary
                                          since September 1988. Director of the
                                          Company since September 1996.

David Pulver.....................   55  President of Cornerstone Capital, Inc.           1993
                                          Chairman of the Board of Directors of Morse
                                          Shoe, Inc., 1992-January 1993. Chairman
                                          of the Board and Co-Chief Executive
                                          Officer of The Children's Place,
                                          1968-1984. Director of Costco Wholesale
                                          Corporation, a subsidiary of Costco
                                          Companies, Inc., County Seat, Inc., and
                                          Argyle Television, Inc. Trustee of Colby
                                          College in Waterville, Maine.

                                             PRESENT PRINCIPAL EMPLOYMENT AND          DIRECTOR
              NAME                AGE            PRIOR BUSINESS EXPERIENCE              SINCE
--------------------------------- ----  -------------------------------------------    --------
(CONTINUING DIRECTORS -- CLASS I TERM TO EXPIRE IN 1999)

Sherman N. Baker.................   77  Chairman of the Board of the Company. Chief      1985
                                          Executive Officer of the Company and its
                                          predecessor from 1970 until March 1990.

Ervin D. Cruce...................   65  Since January 1992, individual investor.         1986
                                          During 1991, General Partner in the firm of
                                          Cruce & O'Brien. Since April 1985,
                                          Partner of BMA, the general partner of
                                          Investment Limited Partnership. Former
                                          Vice President of RER Texas, Inc.,
                                          general partner of BMA. Prior to 1985,
                                          partner in accounting firm of KPMG Peat
                                          Marwick, where associated for 32 years.

Melvin M. Rosenblatt.............   66  Certified public accountant and Chairman of      1993
                                          the Board and Chief Executive Officer of
                                          Greenberg, Rosenblatt, Kull & Bitsoli,
                                          P.C., a public accounting firm which he
                                          has been associated with since 1957.
                                          Chairman of the Board of Trustees of
                                          Clark University in Worcester,
                                          Massachusetts. Director and Chairman of
                                          the Asset Development Committee of the
                                          Greater Worcester Community Foundation.
                                          Formerly a Director of Ames Department
                                          Stores, Inc., from 1979 through 1992.

INFORMATION ABOUT BOARD OF DIRECTORS AND COMMITTEES

     Directors who are not employees of the Company are eligible to participate in the Company's 1992 Directors' Stock Option Plan (the "Directors' Plan") and, if they are not otherwise compensated by the Company, currently receive an annual fee of $20,000 and an annual fee of $2,500 for each committee of the Board on which they serve. Pursuant to the Directors' Plan, each eligible director is automatically granted an option to purchase 2,500 shares of the Company's Common Stock upon his or her initial election to the Board of Directors and at the close of business on the fifth business day following the Company's annual meeting of stockholders, at an exercise price equal to the closing price of the Company's Common Stock on the date of grant. In fiscal 1997, pursuant to the Directors' Plan, each of Messrs. Clifford, Cruce, Kahn, Pulver, Rosenblatt, Simon and Ms. Ryan were granted an option to purchase 2,500 shares of the Company's Common Stock at a per share exercise price of $9.50, the fair market value of the Company's Common Stock on the date of grant.

     The Company's Board of Directors held eight meetings during fiscal 1997. All of the Directors attended at least 75% of these meetings and any meetings of any committees of which such Director was a member.

     The Board of Directors has standing Audit, Compensation, Executive and Nominating Committees. These committees are reconstituted at the first meeting of the Board following the annual meeting of stockholders.

     The Audit Committee, which met two times during fiscal 1997, meets with the Company's independent auditors and the principal financial personnel of the Company to review the results of the annual audit. The Audit Committee also reviews the scope of, and approves fees for, audit and non-audit services performed by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy and effectiveness of internal accounting controls. The present members of the Audit Committee are Messrs. Rosenblatt (Chairman), Cruce, Kahn, Pulver and Simon.

     The Compensation Committee, which held four meetings during fiscal 1997, reviews and makes recommendations to the full Board regarding the compensation of senior officers of the Company. The present members of this committee are Messrs. Clifford (Chairman), Kahn, Rosenblatt, Simon, and Ms. Ryan.

     The Executive Committee, which met nine times during fiscal 1997, monitors and follows developments in the Company's business between meetings of the Board of Directors. The Executive Committee has no authority to take or authorize any official actions on behalf of the Company or to act in place of the Board of Directors. The present members of this committee are Messrs. Baker, Clifford, Rosenblatt and Weinstein.

     The Nominating Committee, which met two times during fiscal 1997, identifies, evaluates and nominates candidates for election to the Board. The present members of this committee are Messrs. Pulver (Chairman), Cruce and Ms. Ryan.

     On October 27, 1993, Sherman N. Baker entered into a consent decree settling SEC allegations of certain Federal securities law violations with respect to sales of Company stock which Mr. Baker had made in the fall of 1991 for estate planning purposes. The Company's Board of Directors is aware of the SEC allegations and Mr. Baker's settlement thereof, in which he neither admitted nor denied the allegations. The Board was aware that several factors came into play in Mr. Baker's decision to settle the claim, including the stress and significant costs of continuing legal proceedings. The Board notes further Mr. Baker's long and distinguished record of service and dedication to the Company and reaffirms its confidence in Mr. Baker's integrity and ability to serve the Company as a Director.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of five outside Directors. The Board of Directors delegates to the Compensation Committee the responsibility for developing and administering the policies which govern the total compensation program for executive officers of the Company. The Committee also administers the Company's 1985 Amended and Restated Stock Option Plan (the "1985 Plan"), the 1994 Equity Incentive Plan (the "1994 Plan") and the Cash Incentive Compensation Plan (the "Incentive Plan") for all plan participants, including awards made to the executive officers of the Company. In making pay decisions for the named executives whose compensation is detailed in this proxy statement (other than the Chief Executive Officer and the Chairman of the Board), the Committee also takes into consideration the views and recommendations of the Chief Executive Officer concerning each executive's overall contribution to the Company's performance. The Committee has prepared the following report to summarize the executive compensation approach of the Company and describe specific decisions made by the Committee with respect to the Chief Executive Officer's compensation and future compensation guidelines.

     The general philosophy of the Committee is to link overall executive compensation with the performance of the Company and the individual executive, with operating division performance also emphasized for division executives. The focus of the performance is on the achievement of both annual and long-term business objectives that contribute to the creation of long-term stockholder value. This philosophy is reflected in the Company's executive compensation approach that provides a major portion of total compensation in pay-for-performance programs that consist of long-term stock-based incentives, an annual incentive plan and merit salary increases. The combination of these compensation elements is intended to produce total pay at the median of the marketplace among similar-size specialty store retailers when the Company's performance also reflects median performance in the same group. Similarly, total compensation is intended to vary above or below the competitive median when Company performance varies from the comparative industry median.

     Effective as of October 1, 1996, the Company's former President and Chief Executive Officer, Mr. Socol, resigned. He was replaced by Mr. Weinstein, who was named "Acting" President and Chief Executive Officer. In November, 1996, Mr. Weinstein was named President of the Company and in March, 1997 he was named Chief Executive Officer and all "acting" titles were removed. With respect to the compensation arrangement for the Company's Chief Executive Officer, Mr. Weinstein, the components of his total compensation program are base salary, bonus opportunities under the Incentive Plan, grants of stock options and grants of performance shares. The specific elements of Mr. Weinstein's compensation are discussed in further detail below.

  Base Salary

     Base salaries for the Company's executive officers are reviewed annually and are determined through an assessment of individual performance against assigned objectives and key qualitative factors that include personal accomplishments, strategic impact and career contribution to the Company. As a guide for setting salaries, the Committee relies on competitive salary ranges developed by the Company's human resources department and its compensation consultants. These ranges reflect median market practice for positions of comparable responsibility and scope in the specialty retailing marketplace.

     On an annual basis, each executive of the Company engages in a formal system of assessment known as the Performance Management Review Process whereby goals and objectives for each performance period are established which are subject to periodic review and assessment during the performance period. At the conclusion of the performance period, the executive completes a self-appraisal and a formal review of his or her performance is conducted by the evaluating manager. The assessment of Mr. Weinstein's performance as Chief Executive Officer is the responsibility of the Committee. The base salary determined for Mr. Weinstein for fiscal year 1998 is $375,000. In setting Mr. Weinstein's base salary, the Committee considered his performance in managing the disposition of two of the Company's divisions and in managing the Company's overall financial and operating results. The Committee also considered competitive salary ranges for comparably sized companies, as well as the opportunities Mr. Weinstein has been offered to enhance total compensation through the Incentive Plan and the equity incentive arrangements implemented by the Committee.

  Cash Incentive Compensation Plan

     The Company's Incentive Plan represents an annual incentive opportunity designed to reward certain key employees for the performance of the Company relative to the achievement of pre-determined profit goals established for the year. Such goals are based on the Company's budgeted corporate pre-tax income from operations as well as on each operating division's pre-tax operating income, prior to allocation of corporate overhead. Payments under the Incentive Plan are based on the achievement of such corporate and divisional profit goals. These goals are subject to review by the Committee and are then recommended to the full Board for approval.

     The Incentive Plan is linked to relative achievement of goals that are defined by a scale of threshold, target and superior profit results for the fiscal year, with target performance linked to a target award size that approximates median bonus opportunity in the marketplace. For the Incentive Plan participants, the target award guidelines range by position level from 12% to 54% of base salary, with the Chief Executive Officer at the 54% level. The threshold guideline for awards represents a percentage of each position's target goal, as determined by the Committee from year to year, and the maximum guideline (which ties to superior profit results) represents 175% of the target goal. Each executive's award opportunity is also allocated on a weighted basis across the operating units for which the executive has responsibility, including a portion allocated to corporate profit results. For Mr. Weinstein, the entire award opportunity is based on consolidated corporate results. In addition to these award funding guidelines, the Incentive Plan provides for an individual performance modifier that can adjust a participant's funded award by as much as 50% upward or downward to reflect all aspects of the participant's performance for the fiscal year.

     For fiscal year 1997, Mr. Weinstein did not receive an award under the Incentive Plan since the Company did not achieve its corporate pre-tax operating income goals.

  1985 Stock Option Plan and 1994 Equity Incentive Plan

     The Company's 1985 Plan terminated, according to its terms, in June, 1995. Although stock option grants are still outstanding under this Plan, no future grants can be made from the Plan. However, on June 7, 1994, the Stockholders of the Company voted to adopt the 1994 Plan which allows for the issuance of incentive and non-qualified stock options, restricted stock grants, unrestricted stock grants and performance share awards to executives and other key employees of the Company. The 1994 Plan provides increased flexibility in the award of equity based compensation through a combination of the incentive vehicles authorized under the Plan and furthers the Committee's objective of aligning executive officer compensation closely with long term stockholder interests. As with the 1985 Plan, the 1994 Plan is administered by the Committee, which has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1994 Plan.

     Grants of incentive or non-qualified stock options are made to executives and other key employees of the Company under the 1994 Plan. As referenced, grants of stock options under the 1994 Plan are made to such executives and other key employees to enable them to participate in the creation of stockholder value in the Company as well as to permit the accumulation of an equity interest in the Company, thereby aligning the interests of executives with those of stockholders. Options granted under the 1985 Plan and the 1994 Plan generally vest at the rate of 25% per year and the term of each option is ten years. Individual grants under the 1985 Plan and the 1994 Plan have been and are based upon the level of position held, individual contribution to the achievement of the Company's financial goals and such other performance factors as management and the Committee may consider.

     The Committee may also award shares of Common Stock to officers and other eligible employees under the 1994 Plan subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). Such conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through specified periods of time. The purchase price, if any, of shares of Restricted Stock will be determined by the Committee and failure to achieve performance goals or other restrictions as determined by the Committee may result in employee forfeiture of such awards.

     Under the 1994 Plan, the Committee may also award shares of Common Stock which are free from any restrictions ("Unrestricted Stock"). Unrestricted Stock may be issued to eligible employees under the 1994 Plan in recognition of past services or other valid consideration and may be issued in lieu of cash bonuses paid to such employees. Unrestricted Stock may be issued at no cost or for a purchase price determined by the Committee. Finally, the Committee may also grant performance share awards ("Performance Share Awards") to eligible employees under the 1994 Plan entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals or such other criteria as the Committee shall determine.

     With respect to Mr. Weinstein's compensation, stock option grants are made at fair market value, with a ten year term for each option granted. Vesting of such options are in accordance with the provisions of the 1985 Plan and the 1994 Plan, respectively, generally with 25% of any such options vesting on each grant anniversary date beginning on the first anniversary date after the date of grant and ending on the fourth anniversary date. Mr. Weinstein was granted a non-qualified stock option pursuant to the 1994 Plan for 25,000 shares of Common Stock of the Company on March 11, 1997, at an exercise price of $8.94, in connection with his being elected

Chief Executive Officer and the removal of his "acting" title. This stock option grant will vest at the rate of 20% per year beginning on the first anniversary date after the date of grant and ending on the fifth anniversary date. This grant was in addition to a non-qualified stock option for 12,500 shares of Common Stock of the Company granted to Mr. Weinstein in March, 1996 at an exercise price of $8.13.

     The final component of Mr. Weinstein's compensation arrangement consists of Performance Share Awards. During Fiscal 1997, the Committee granted Mr. Weinstein a Performance Share Award that will entitle him to receive between 25,000 and 50,000 shares of the Company's Common Stock in fiscal year 1999 if the price of the Common Stock attains certain targeted levels and remains at such levels for a fixed period by a date certain. Specifically, the award is linked to a performance term which began on March 26, 1996 and ends on April 30, 1998. If at the end of the performance term the "Target Price" (defined as the average closing price of the Company's Common Stock for the fifteen consecutive trading days prior to April 30, 1998) is either $10.00 or $14.00, Mr. Weinstein will receive either 25,000 or 50,000 shares of the Company's Common Stock, respectively. If the Target Price is between $10.00 and $14.00, the number of shares Mr. Weinstein will receive will be determined by linear interpolation.

Repricing of Outstanding Options

     The Committee and the Board of Directors believe that the Company's 1985 Plan and 1994 Plan (the "Plans") are important vehicles in the attraction, motivation and retention of its executives and that the growth and success of the Company is, in part, dependent upon, and the best interests of the Company and its stockholders are served by, the Company's ability to continue to attract, motivate and retain its executives. During the latter part of fiscal 1996 and early fiscal 1997, stock prices in the retail sector and, particularly, the Company's stock price declined such that almost all of the stock options granted in the prior five fiscal years were significantly out-of-the-money. This fact acted as a disincentive to the group of executives who participated in the Plans and who were and remain responsible for the profitable growth of the Company. The Committee therefore recommended modifications which would restore the incentive element of the Plans in a manner consistent with the stockholders' long-term interests.

     The Committee and the Board of Directors determined that lowering the exercise price of outstanding stock options would restore the incentive which the Plans were designed to create. At the same time, however, the Committee and the Board of Directors determined that a reduction in such exercise prices to the current market price of $5.25 per share would not create the necessary incentive. As a result, the Committee and the Board of Directors offered all participants in the Plans the opportunity to reprice to $9.00 per share any currently outstanding stock options with exercise prices in excess of $9.00 per share. Any participant electing to reprice stock options pursuant to this program was also required to accept a reduced number of option shares commensurate with the reduction in price to $9.00 from the price of the original grant. Each repriced option retained the vesting schedule associated with the original grant. The only exception to this program was in the case of David A. Levin, who had been recently hired, and whose outstanding option shares were not reduced commensurate with the reduction in price.

     Set forth below is certain information concerning the February, 1996 repricing of stock options held by executive officers of the Company:

                                                                                      NEW NUMBER
                                NUMBER OF                                                 OF
                                SECURITIES                                            SECURITIES
                                UNDERLYING   MARKET PRICE     EXERCISE                UNDERLYING   LENGTH OF ORIGINAL
                                 OPTIONS     OF STOCK AT       PRICE                   OPTIONS        OPTION TERM
                                 REPRICED      TIME OF       AT TIME OF      NEW       REPRICED    REMAINING AT DATE
                                    OR       REPRICING OR   REPRICING OR   EXERCISE       OR        OF REPRICING OR
      NAME(1)          DATE     AMENDED(#)   AMENDMENT($)   AMENDMENT($)   PRICE($)   AMENDED(#)       AMENDMENT
-------------------- --------   ----------   ------------   ------------   --------   ----------   ------------------
Sherman N. Baker.... 02/06/96       7,500       $ 5.00        $ 19.875      $ 9.00        3,396     8 years, 51 days

Jerry M. Socol...... 02/06/96      15,000       $ 5.00        $ 12.625      $ 9.00       10,693     6 years, 48 days
                     02/06/96      60,000       $ 5.00        $ 21.750      $ 9.00       24,828     7 years, 46 days
                     02/06/96      10,125       $ 5.00        $ 19.875      $ 9.00        4,585     8 years, 46 days
                     02/06/96      50,000       $ 5.00        $ 18.750      $ 9.00       24,000    9 years, 185 days

Alan I. Weinstein... 02/06/96       5,000       $ 5.00        $ 17.000      $ 9.00        2,647    3 years, 306 days
                     02/06/96       7,500       $ 5.00        $ 12.625      $ 9.00        5,347     6 years, 48 days
                     02/06/96      30,000       $ 5.00        $ 21.750      $ 9.00       12,414     7 years, 46 days
                     02/06/96       7,500       $ 5.00        $ 19.875      $ 9.00        3,396     8 years, 51 days
                     02/06/96      10,000       $ 5.00        $ 13.250      $ 9.00        6,792    9 years, 120 days

David A. Levin...... 02/05/96     100,000       $ 5.25        $ 13.000      $ 9.00      100,000    9 years, 127 days
                     02/05/96      50,000       $ 5.25        $ 13.000      $ 9.00       50,000    9 years, 127 days

Larry I. Kelley..... 02/20/96       5,000       $ 4.44        $ 12.625      $ 9.00        3,564     6 years, 34 days
                     02/20/96      10,000       $ 4.44        $ 21.750      $ 9.00        4,138     7 years, 32 days
                     02/20/96       5,000       $ 4.44        $ 19.875      $ 9.00        2,264     8 years, 36 days
                     02/20/96       5,000       $ 4.44        $ 13.250      $ 9.00        3,396     9 years, 98 days

Dennis B. Tishkoff..       --          --           --              --          --           --                   --

James D. Lee........ 02/09/96       1,000       $ 4.94        $ 19.375      $ 9.00        4,645    8 years, 153 days
                     02/09/96      10,000       $ 4.94        $ 14,375      $ 9.00        6,261    8 years, 351 days
                     02/09/96       1,500       $ 4.94        $ 13.250      $ 9.00        1,019    9 years, 117 days

Stuart Needleman.... 02/07/96       2,500       $ 5.13        $ 12.625      $ 9.00        1,782     6 years, 47 days
                     02/07/96       5,000       $ 5.13        $ 12.750      $ 9.00        2,069     7 years, 45 days
                     02/07/96      15,000       $ 5.13        $ 16.500      $ 9.00        8,182    7 years, 267 days
                     02/07/96       2,000       $ 5.13        $ 19.875      $ 9.00          906     8 years, 50 days
                     02/07/96       1,500       $ 5.13        $ 13.250      $ 9.00        1,019    9 years, 119 days

Philip G.
  Rosenberg......... 02/06/96       2,500       $ 5.00        $ 17.000      $ 9.00        1,324    3 years, 281 days
                     02/06/96       3,000       $ 5.00        $ 12.625      $ 9.00        2,139     6 years, 48 days
                     02/06/96       8,000       $ 5.00        $ 21.750      $ 9.00        3,310     7 years, 46 days
                     02/06/96       3,000       $ 5.00        $ 19.875      $ 9.00        1,358     8 years, 51 days
                     02/06/96       2,500       $ 5.00        $ 13.250      $ 9.00        1,698    9 years, 120 days

---------------

(1) The positions of Messrs. Baker, Socol, Weinstein, Levin, Kelley and Tishkoff are as set forth in the Summary Compensation Table. In addition, Mr. Lee is an Executive Vice President and President of the Licensed Discount Footwear Division; Mr. Needleman is an Executive Vice President and President of the Work 'N Gear Stores Division and Mr. Rosenberg is an Executive Vice President and Chief Financial Officer and Treasurer of the Company.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code"), which became effective on January 1, 1994, will generally limit the Company's ability to deduct compensation expense in excess of $1 million paid to the Company's Chief Executive Officer or other executive officers named in the Summary Compensation Table contained in this proxy statement. Generally, the Committee expects to attempt to structure compensation payments to executive officers so as to be deductible under Section 162(m). In the event, however, that the Committee determines that so structuring a compensation payment would not be in the best interests of the Company, the Committee would adjust its compensation policies and payments to provide incentives to the executive officers to achieve the performance measures or goals that the Committee believes to be in the best interests of the Company.

                                             COMPENSATION COMMITTEE

                                             J. Christopher Clifford, Chairman
                                             Douglas Kahn
                                             Melvin M. Rosenblatt
                                             Nancy Ryan
                                             Stanley Simon

EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company's Chief Executive Officers and the four next most highly compensated executive officers for the fiscal years ended February 1, 1997, February 3, 1996 and January 28, 1995.

                           SUMMARY COMPENSATION TABLE

                NAME AND                                                  OTHER ANNUAL                    ALL OTHER
          PRINCIPAL POSITION(1)           YEAR  SALARY ($)  BONUS ($)   COMPENSATION ($)    OPTIONS   COMPENSATION ($)
----------------------------------------- ----  ----------  ---------  -------------------  -------  -------------------
Sherman N. Baker......................... 1997    288,337         -0-        -0-              3,396(5)        86,098(6)
Chairman of the Board                     1996    327,115         -0-        -0-                 -0-          86,098(6)
                                          1995    350,000     69,930(2)      -0-              7,500           84,894(6)

Jerry M. Socol........................... 1997    276,923         -0-        -0-             89,106(5)       389,423(7)
Former President, Chief                   1996    458,654         -0-        -0-                 -0-           1,125(8)
Executive Officer and Director            1995    446,154     89,910(2)      -0-             60,125            2,250(8)

Alan I. Weinstein........................ 1997    308,000     33,333(3)      -0-             43,096(5)         1,125(8)
President, Chief Executive                1996    313,923         -0-        -0-             10,000            1,125(8)
Officer and Director                      1995    305,231     45,584(2)      -0-              7,500            2,250(8)

David A. Levin........................... 1997    375,000         -0-        -0-            162,500(5)        62,543(8)(10)
Senior Executive Vice President,          1996    245,192    100,000(4)      -0-            150,000            1,125(8)
Director of Shoe Merchandising            1995         --         --         --                  --               --
and Operations and General Manager of
International Shoe Operations

Larry I. Kelley.......................... 1997    283,000         -0-        -0-             68,362(5)        11,997(8)(9)
Executive Vice President,                 1996    285,450         -0-        -0-              5,000           20,391(8)(9)
President of The Casual Male, Inc.        1995    268,539     75,663(2)      -0-              5,000           22,788(8)(9)

Dennis B. Tishkoff....................... 1997    270,000         -0-        -0-              2,500            1,125(8)
Executive Vice President,                 1996    271,442         -0-        -0-              5,000            1,125(8)
President of Shoe Corporation of America  1995    255,000    114,648(2)      -0-             15,000            2,250(8)

---------------
 (1) Effective as of October 1, 1996, Jerry M. Socol resigned from his positions as President, Chief Executive Officer and Director of the Company. Alan I. Weinstein was elected Acting President and Chief Executive Officer and Director of the Company in September, 1996, and was named President of the Company in November, 1996 and Chief Executive Officer of the Company in March, 1997.

 (2) Amounts shown reflect payments under the Company's Incentive Plan.

 (3) Amount shown reflects a bonus paid to Mr. Weinstein in monthly installments upon his being named Acting President and Chief Executive Officer in September, 1996.

 (4) Amount shown reflects guaranteed bonus under employment agreement.

 (5) Amount shown includes the following number of repriced options granted at a reduced price in connection with the amendment of previously granted options: Mr. Baker (3,396), Mr. Socol (64,106), Mr. Weinstein (30,596), Mr. Levin (150,000), and Mr. Kelley (13,362). Except with respect to Mr. Levin, the repriced options were for a reduced number of shares than previously granted.

 (6) Amount shown reflects payments made to Mr. Baker under the Company's Retirement Plan.

 (7) Amount shown reflects payments made to Mr. Socol pursuant to the terms of his Termination Agreement dated as of October 1, 1996.

 (8) Amounts shown reflect contributions made by the Company under the 401(k) Profit Sharing Plan based upon the officer's contributions.

 (9) Amount shown reflects the reduction of $10,872, $19,266 and $20,538, including imputed interest, of the principal amount outstanding under a Note dated June 3, 1991 in favor of The Casual Male, Inc., for fiscal 1997, fiscal 1996 and fiscal 1995, respectively.

(10) Amount shown reflects payments for moving and other expenses of $61,418 in connection with Mr. Levin's relocation from New Jersey to Massachusetts.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in the fiscal year ended February 1, 1997 to the named executive officers.

                                     INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------      POTENTIAL REALIZABLE VALUE
                                                    % OF TOTAL                                   AT ASSUMED ANNUAL RATE OF
                                                     OPTIONS                                    STOCK PRICE APPRECIATION FOR
                                                    GRANTED TO      EXERCISE                           OPTION TERM(5)
                                     OPTIONS       EMPLOYEES IN       PRICE      EXPIRATION    ------------------------------
               NAME                  GRANTED      FISCAL YEAR(3)    ($/SH)(4)       DATE       0% ($)    5% ($)      10% ($)
----------------------------------  ----------    --------------    ---------    ----------    ------    -------    ---------
Sherman N. Baker..................      3,396(1)         .5%         $  9.00      03/29/04        0       19,222        48,711

Jerry M. Socol....................     10,693(1)        1.6%         $  9.00      03/26/02        0       60,523       153,377
                                       24,828(1)        3.7%         $  9.00      03/24/03        0      140,528       356,125
                                        4,585(1)         .7%         $  9.00      03/29/04        0       25,951        65,765
                                       24,000(1)        3.6%         $  9.00      08/11/04        0      135,841       344,248
                                       25,000(2)        3.8%         $  8.13      04/18/06        0      127,823       323,928

Alan I. Weinstein.................      2,647(1)         .4%         $  9.00      12/14/99        0       14,982        37,968
                                        5,347(1)         .8%         $  9.00      03/26/02        0       30,264        76,696
                                       12,414(1)        1.9%         $  9.00      03/24/03        0       70,264       178,062
                                        3,396(1)         .5%         $  9.00      03/29/04        0       19,222        48,711
                                        6,792(1)        1.0%         $  9.00      06/06/05        0       38,443        97,422
                                       12,500(2)        1.9%         $  8.13      04/18/06        0       63,911       161,964

David A. Levin....................    100,000(1)       15.1%         $  9.00      02/05/06        0      566,004     1,434,367
                                       50,000(1)        7.5%         $  9.00      02/05/06        0      283,003       717,184
                                       12,500(2)        1.9%         $  8.13      04/18/06        0       63,911       161,964

Larry I. Kelley...................      3,564(1)         .5%         $  9.00      03/26/02        0       20,172        51,121
                                        4,138(1)         .6%         $  9.00      03/24/03        0       23,421        59,354
                                        2,264(1)         .3%         $  9.00      03/29/04        0       12,814        32,474
                                        3,396(1)         .5%         $  9.00      06/06/05        0       19,221        48,699
                                        5,000(2)         .8%         $  8.13      04/05/06        0       25,565        64,786
                                       50,000(2)        7.5%         $  9.50      06/05/06        0      298,724       757,027

Dennis B. Tishkoff................      2,500(2)         .4%         $  8.13      04/05/06        0       33,107        52,718

---------------

(1) Represents repriced options granted at a reduced exercise price in connection with the amendment of options for a larger number of shares (except with respect to David A. Levin who received the same number of options at a reduced exercise price). Repriced options set forth in the above table were originally granted on various dates between December, 1989 and June, 1995 and such original grants vested as to 25% of the underlying shares on the first anniversary date of grant and as to an additional 25% of the underlying shares on each successive anniversary date thereof (except as to the 50,000 share grant to Mr. Levin, which would have been exercisable on August 5, 1997 subject to the achievement of certain stock price appreciation criteria). All repriced options were granted with the same vesting schedule as applied to the original grant.

(2) The options become exercisable as to 25% of the underlying shares on April 18, 1997 (April 5 and June 5, 1997 in the case of Mr. Kelley and April 5, 1997 in the case of Mr. Tishkoff) and become exercisable as to 25% of the underlying shares on each successive anniversary date thereof.

(3) The Company granted options representing 663,762 shares to employees in Fiscal 1997, of which 342,962 shares represented repriced options.

(4) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of exercise.

(5) The dollar amount under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. The calculation of stock price appreciation hereunder is based upon an option term of ten
    (10) years.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUE

     The following table provides information on option exercises in Fiscal 1997 by the named executive officers and the value of such officers' unexercised options at February 1, 1997.

                                                                           NUMBER OF                  VALUE OF UNEXERCISED
                                                                      UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                     SHARES                          AT FISCAL YEAR END (#)        AT FISCAL YEAR END ($)(2)
                                  ACQUIRED ON        VALUE        ----------------------------    ----------------------------
             NAME                 EXERCISE (#)    REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------   ------------    ------------    -----------    -------------    -----------    -------------
Sherman N. Baker...............       0               0              36,698           1,698               0               0
Jerry M. Socol(1)..............       0               0              87,357               0               0               0
Alan I. Weinstein..............       0               0              26,701          22,395          11,250               0
David A. Levin.................       0               0              25,000         137,500               0               0
Larry I. Kelley................       0               0              30,649          59,713               0               0
Dennis B. Tishkoff.............       0               0               8,750          13,750               0               0

---------------

(1) Mr. Socol resigned from the Company effective as of October 1, 1996. Any options vesting thereafter have lapsed.

(2) Fiscal year ended February 1, 1997. The average of the high and low prices of the Company's Common Stock on January 31, 1997, the last trading day preceding the Company's fiscal year end, was $6.75.

LONG TERM INCENTIVE AWARDS

     During fiscal 1997, the Company made awards under its 1994 Plan to each of the executive officers listed below. Information regarding the awards, the performance criteria that must be met in order for the awards to be effective and the period over which the performance is measured is included in the table and the footnotes that follow.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                  NUMBER OF          PERFORMANCE OR
                                                               SHARES, UNITS OR    OTHER PERIOD UNTIL
                            NAME                               OTHER RIGHTS(1)    MATURATION OR PAYOUT
-------------------------------------------------------------  ----------------   --------------------
Sherman N. Baker.............................................         -0-                --
Jerry M. Socol...............................................         (1)         April 1, 1997(2)
Alan I. Weinstein............................................         (1)         April 1, 1998
David A. Levin...............................................         -0-                --
Larry I. Kelley..............................................         (1)         June 5, 1999 (2)
Dennis B. Tishkoff...........................................         -0-                --

---------------

(1) Performance Share Awards granted under the 1994 Plan consist of an award of a minimum and a maximum number of shares of the Company's Common Stock ("Stock Award") as follows: Jerry M. Socol (25,000-50,000), Alan I. Weinstein (25,000-50,000) and Larry I. Kelley (12,500-25,000). Each
    Executive Officer would be entitled to all, none or a portion of the shares included in the Stock Award, depending upon the achievement of certain stock price appreciation criteria during the Performance Period. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation" for further discussion of the Stock Award to Mr. Weinstein.

(2) Each of the Performance Share Awards granted to Mr. Socol and Mr. Kelley have lapsed as a result of their resignations from the Company as of October 1, 1996 and April 12, 1997, respectively.

                                RETIREMENT PLANS

     The following table shows the annual benefits payable under the Company's Retirement Plan and Supplemental Plan to persons in specified compensation and years of service classifications, based on a straight life annuity form of retirement income.

                                                        REPRESENTATIVE YEARS OF SERVICE
                                                       ----------------------------------
                 AVERAGE OF HIGHEST FIVE                                           30
                  YEARS OF COMPENSATION                  10            20      (MAXIMUM)
     ------------------------------------------------  -------       -------   ----------
          $ 50,000...................................    5,095        10,190      15,286
           100,000...................................   12,095        24,190      36,286
           150,000...................................   19,095        38,190      57,286
           200,000...................................   26,095        52,190      78,286
           250,000*..................................   33,095        66,190      99,286
           261,560*..................................   34,714        69,427     104,141
           300,000*..................................   40,095        80,190     120,286
           350,000*..................................   47,095        94,190     141,286
           400,000*..................................   54,095       108,190     162,286
           450,000*..................................   61,095       122,190     183,286
           500,000*..................................   68,095       136,190     204,286

---------------

(*) The maximum compensation that may be used as of February 1, 1997 to calculate benefits under the Retirement Plan and the Supplemental Plan is $261,560.

     In December, 1993, the Board of Directors of the Company established a Supplemental Retirement Plan (the "Supplemental Plan") to provide benefits attributable to compensation in excess of the qualified plan limit which is $160,000, but less than $261,560. The benefit provided by the Retirement Plan and the Supplemental Plan is equal to (i) the sum of 0.75% of the executive's highest consecutive five-year average annual compensation plus 0.65% of the excess of the executive's highest consecutive five-year average annual compensation over the average of the Social Security taxable wage bases, multiplied by (ii) the executive's years of "benefit service" with the Company (not to exceed 30 years). Effective February 1, 1995, compensation for such purposes means all compensation reported on Form W-2 (excluding such items as bonuses and stock options) up to a maximum of $261,560 for the calendar year ended December 31, 1996. Annual benefits are payable under the Company's Retirement Plan for retirees at age 65, prior to the offset, if any, for benefits accrued under the retirement plan of the Company's predecessor and for Social Security benefits. As of January 31, 1997, the number of years of "benefit service" for each of the following individuals was as follows: Sherman
N. Baker -- 30 years; Jerry M. Socol -- 8 years; David A. Levin -- 1 year; Larry
I. Kelley -- 6 years; and Alan I. Weinstein -- 28 years.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     Mr. Baker is employed pursuant to an employment agreement dated March 25, 1993 which, as amended on March 31, 1997, provides for an annual base salary of not less than $255,150 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event

Mr. Baker's employment terminates due to his disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through March 31, 1998.

     Mr. Weinstein is employed pursuant to an agreement dated March 25, 1993 which, as amended on March 7, 1995, April 5, 1996 and amended and restated on March 31, 1997, provides for an annual salary of not less than $375,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. In the event his employment is terminated without cause prior to a Change of Control (as defined in the agreement), the agreement provides for the payment to Mr. Weinstein of the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. Further, in the event his employment is terminated within one year after a Change of Control, the agreement provides for the payment to him of up to three years base salary, offset, subject to certain conditions, by any amounts earned by him from subsequent employment. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Weinstein's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective until April 1, 1999.

     Mr. Socol was employed pursuant to an employment agreement dated March 25, 1993 which, as amended on March 7, 1996 and April 5, 1996, provided for an annual base salary of not less than $450,000 plus incentive bonus compensation to which he may have been entitled pursuant to the Incentive Plan. The agreement was effective until April 1, 1998. During fiscal 1997, Mr. Socol resigned as President, Chief Executive Officer and a Director of the Company. Under the terms of a Termination Agreement dated as of October 1, 1996 between the Company and Mr. Socol (the "Socol Agreement"), Mr. Socol will receive the aggregate amount of his base salary which would have been payable through April 1, 1998. As of the date of the Socol Agreement and in partial satisfaction of the amounts payable to him thereunder, Mr. Socol received a lump sum payment of $112,500. In addition, the balance of amounts payable to Mr. Socol pursuant to the Socol Agreement will be paid to him in weekly installments ending on June 29, 1997. The Company will continue to provide Mr. Socol with certain group health, dental, life and disability insurance benefits, at the employee cost thereof, until April 1, 1998. All of Mr. Socol's stock options that had vested as of October 1, 1996 will remain exercisable through July 1, 1997. Any other stock options or performance share awards which had not vested as of October 1, 1996 have been forfeited. Mr. Socol is subject to certain non-competition and non-solicitation provisions set forth in the Socol Agreement for a period of two
(2) years from October 1, 1996.

     Mr. Levin was employed pursuant to an employment agreement dated June 12, 1995 which as amended on April 5, 1996, provided for an annual base salary of not less than $375,000 plus incentive bonus compensation to which he may have been entitled pursuant to the Incentive Plan. The agreement was effective until April 1, 1998. Effective as of March 15, 1997, Mr. Levin resigned as Senior Executive Vice President and Director of Shoe Merchandising and Operations for the Company. Under the terms of a Termination Agreement dated as of March 15, 1997 between the Company and Mr. Levin (the "Levin Agreement"), Mr. Levin will continue to receive his base salary on a weekly basis until April 1, 1998. In addition, effective as of the date of the Levin Agreement, Mr. Levin will receive the sum of $200,000 payable in weekly installments. Further, effective as the date of the Levin Agreement, Mr. Levin received a lump sum payment of $100,000. Mr. Levin is entitled to participate in the health and dental programs of the Company, at the Company cost thereof, until April 1, 1998. All of Mr. Levin's stock options that had vested according to their terms as of the date of the Levin Agreement will continue to be exercisable until June 15, 1997. Any stock options which had not vested as of March 15, 1997 have been forfeited. Mr. Levin is subject to a certain non-solicitation provision set forth in the Levin Agreement for a period of one (1) year from March 15, 1997.

     Mr. Kelley was employed pursuant to an agreement dated March 25, 1993 which, as amended on November 7, 1995 and April 5, 1996, provided for an annual base salary of not less than $283,000 plus incentive bonus compensation to which he may have been entitled pursuant to the Incentive Plan. Mr. Kelley resigned from the Company effective April 12, 1997 and is receiving no severance pay in connection with his resignation. All of Mr. Kelley's stock options which had vested as of April 12, 1997 will be exercisable until July 12, 1997. Any stock options or performance share awards which had not vested as of April 12, 1997 have been forfeited. Mr. Kelley is subject to certain non-competition and non-solicitation provisions set forth in the agreement for a period of two (2) years from the effective date of his resignation.

     Mr. Tishkoff was employed pursuant to an agreement dated as of November 19, 1993 as amended on March 7, 1995, April 25, 1995 and November 26, 1995 which provided for an annual base salary of not less than $270,000 plus incentive bonus compensation to which he may have been entitled to pursuant to the Incentive Plan. Mr. Tishkoff resigned effective as of March 5, 1997 in connection with the sale of the Company's Shoe Corporation of America division to Mr. Tishkoff and an investor group. Mr. Tishkoff is receiving no severance pay in connection with his resignation. All of Mr. Tishkoff's stock options which had vested as of March 5, 1997 will be exercisable until June 5, 1997. Any stock options which had not vested as of March 5, 1997 have been forfeited. Mr. Tishkoff is subject to certain non-competition and non-solicitation provisions set forth in the agreement for a period of two (2) years from the effective date of his resignation.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are J. Christopher Clifford (Chairman), Douglas Kahn, Melvin M. Rosenblatt, Nancy Ryan and Stanley Simon. None of these individuals is an executive officer and no "compensation committee interlocks" existed during the last fiscal year. Mr. Clifford is a principal partner of Berkshire Partners ("Berkshire") which receives fees from the Company for consulting and management services in the areas of financial and strategic corporate planning under a Management Agreement dated as of June 30, 1995 (the "Management Agreement"). For the fiscal year ended February 1, 1997, the Company paid Berkshire $60,000 for services under the Management Agreement. The Company believes that the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

     The Company pays Greenberg, Rosenblatt, Kull & Bitsoli, P.C. $60,000 annually for consulting and management services provided to the Company in the areas of financial and strategic corporate planning. Mr. Rosenblatt is a principal of such firm and a Director and stockholder of the Company. The Company believes that the terms of this arrangement are as favorable as could be obtained from an unaffiliated entity.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market -- U.S. Index, and the Dow Jones Retailer -- Specialty Apparel Index for the five years ending February 1, 1997.

                                                                                 DOW JONES
        Measurement Period                                 NASDAQ STOCK         RETAILERS-
      (Fiscal Year Covered)            J. BAKER INC.         MARKET-US       SPECIALTY- APPAREL
2/1/92                                     100                 100                 100
1/30/93                                    175                 113                  95
1/29/94                                    155                 129                  89
1/28/95                                    124                 124                  80
2/3/96                                      44                 180                  93
2/1/97                                      60                 234                 110

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Berkshire are parties to the Management Agreement. Mr. Clifford is a principal of Berkshire and a Director and stockholder of the Company. The Management Agreement provides for an initial term of one year with automatic extensions of one year unless otherwise terminated by either party. Pursuant to the Management Agreement, Berkshire provides consulting and management services to the Company in the areas of financial and strategic corporate planning. In exchange for such services, the Company has agreed to pay Berkshire a monthly fee of $5,000 plus expenses, subject to change by mutual agreement for any extension of the Management Agreement. For the fiscal year ended February 1, 1997, the Company paid Berkshire $60,000 for services under the Management Agreement. The Company believes that the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

     The Company pays Greenberg, Rosenblatt, Kull & Bitsoli, P.C. $60,000 annually for consulting and management services provided to the Company in the areas of financial and strategic corporate planning. Mr. Rosenblatt is a principal of such firm and a Director and stockholder of the Company. The Company believes that the terms of this arrangement are as favorable as could be obtained from an unaffiliated entity.

                              (PROPOSAL NUMBER 2)

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Company for the fiscal year ending January 31, 1998. In accordance with a vote of the Board of Directors, this selection is being presented to the stockholders for ratification at this meeting.

     The firm of KPMG Peat Marwick LLP has audited the books of the Company and its predecessor for more than twenty years. KPMG Peat Marwick LLP has no direct or indirect material financial interest in the Company. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting and will be given the opportunity to make a statement, if he so desires. The representative also will be available to respond to questions raised by those in attendance at the meeting.

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented at the Annual Meeting is required to approve the proposal. Ratification by the stockholders is not required. If the proposal is not approved by the stockholders, the Board of Directors does not plan to change the appointment for fiscal 1998, but will consider the stockholder vote in appointing auditors for fiscal 1999.
                            ------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS.
                            ------------------------
                                 OTHER MATTERS

     The management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting. It is intended, however, that the persons named as proxies will vote the proxies in regard to such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.

                             STOCKHOLDER PROPOSALS

     In accordance with the rules established by the SEC for a proposal of a stockholder to be included in the Board of Directors' proxy statement for the Company's 1998 Annual Meeting, the proposal must be received at the principal executive offices of the Company on or before January 5, 1998. Such a proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement.

     In addition, the Company's By-Laws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the By-Laws, to the Company at its principal executive offices not less than 75 days nor more than 180 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"); provided, however, that in the event that the annual meeting is called for a date more than seven calendar days prior to the Anniversary Date, stockholders may, under certain circumstances set forth in the Company's By-Laws, have additional time to deliver their stockholder notice.

PROXY                            J. BAKER, INC.                            PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints J. Christopher Clifford and Sherman N. Baker, and each of them individually, attorneys with full power of substitution in each for and in the name of the undersigned, with all powers the undersigned would possess if personally present, to vote all shares of the Common Stock of
J. Baker, Inc. (the "Company") held of record by the undersigned on April 18, 1997 at the Annual Meeting of Stockholders to be held June 10, 1997 and any adjournment or postponement thereof.


    1. PROPOSAL to elect                [ ] FOR all nominees listed below               [ ] WITHHOLD AUTHORITY to
       two Class II Directors:              (except as marked to the contrary below)        vote for any nominee listed
                                                                                            below

    Nancy Ryan    Douglas J. Kahn


    (INSTRUCTION:  To withhold authority to vote for one of the nominees, strike a line through the nominee's name in the list above.)

    2. PROPOSAL to ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending January 31, 1998.

                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

                                                     (CONTINUED ON REVERSE SIDE)




    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.



PLEASE SIGN IN THE SAME FORM AS NAME APPEARS ON THIS            Date: ..............................
CARD.
FIDUCIARIES AND CORPORATE OFFICERS SHOULD INDICATE THEIR        Signature: .........................
TITLE.
                                                                Signature: .........................


